Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
Minerva Neurosciences, Inc.
(617) 600-7376

FOR IMMEDIATE RELEASE

MINERVA NEUROSCIENCES ANNOUNCES APPOINTMENT OF

DR. RAMANA KUCHIBHATLA AS SENIOR VICE PRESIDENT

AND HEAD OF RESEARCH & DEVELOPMENT

Dr. Jay Saoud, Head of Research & Development, to retire from his current role and transition to an advisory role in which he will continue to support the preparation and planned submission of a New Drug Application (NDA) for Minerva’s lead program, roluperidone

Waltham, MA, September 8, 2021 – Minerva Neurosciences, Inc. (NASDAQ: NERV), a clinical-stage biopharmaceutical company focused on the development of therapies to treat central nervous system (CNS) disorders, today announced Dr. Jay Saoud’s retirement and transition to an advisory role and Dr. Ramana Kuchibhatla’s appointment as Senior Vice President and Head of Research & Development, both effective September 16, 2021. Dr. Kuchibhatla will report directly to Dr. Remy Luthringer, Executive Chairman and Chief Executive Officer of Minerva.

“I would like to thank Jay for the invaluable skill and leadership which have enabled Minerva to take roluperidone from early stage clinical development through phase 3 and towards preparation for a potential NDA submission,” said Dr. Luthringer. “I look forward to continuing to work with him in his new role.”

“I am excited to welcome Ramana to the Minerva leadership team,” added Dr. Luthringer. “He is a key addition to our team as we continue to develop roluperidone for the treatment of negative symptoms of schizophrenia. His track record in leading the development of CNS drugs that address unmet needs, combined with his impressive IND to NDA experience, will strongly support our forthcoming interactions with the FDA.”

“I have been impressed by the clinical data package that the team at Minerva has compiled to support the NDA for roluperidone for the treatment of negative symptoms in schizophrenia, an indication for which there are currently no approved treatment options in the US,” said Dr. Kuchibhatla. “I look forward to finalizing the preparation of the NDA and interacting with the FDA in the coming months. I believe roluperidone has the potential to address a significant unmet need in the treatment of schizophrenia.”

Dr. Kuchibhatla brings to Minerva more than 35 years of drug development, regulatory, biostatistical and operations leadership experience in the life sciences and biotech industries. He joins Minerva from PRA Health Sciences Inc, a subsidiary of ICON, where he served as Executive Director of Global Drug Development. Prior to PRA, Dr. Kuchibhatla was Senior Vice President, Clinical Development & Biostatistics at Melior Pharmaceuticals Inc. He previously founded QED Pharmaceutical Services, a contract research organization specializing in clinical and data services, and served as Senior Director of Clinical R&D at Targacept Inc, a company specializing in the development of drugs for neuropsychiatric indications. He has held several posts of increasing responsibility within the neurology and psychiatry group at GlaxoSmithKline Inc, where he was involved in the filing of NDAs for Zyban & Lamictal.

Dr. Kuchibhatla earned his M.A. and Ph.D. at the University of Iowa.

About Minerva Neurosciences

Minerva’s portfolio of compounds includes: roluperidone (MIN-101), in clinical development for treatment of negative symptoms of schizophrenia, and MIN-301, in pre-clinical development for Parkinson’s disease. Minerva’s common stock is listed on the NASDAQ Global Market under the symbol “NERV.” For more information, please visit www.minervaneurosciences.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts, reflect management’s expectations as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the timing and scope of future clinical trials and results of clinical trials with roluperidone (MIN-101); the clinical and therapeutic potential of this compound; the likelihood of successful clinical trials, regulatory review, commercialization, and future sales of and potential royalty stream from seltorexant; the timing and outcomes of future interactions with U.S. and foreign regulatory bodies; our ability to successfully develop and commercialize our therapeutic products; the sufficiency of our current cash position to fund our operations; and management’s ability to successfully achieve its goals. These forward-looking statements are based on our current expectations and may differ materially from actual results due to a variety of factors including, without limitation, whether roluperidone will advance further in the clinical trials process and whether and when, if at all, it will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications; whether any of our therapeutic products or seltorexant will be successfully marketed if approved; whether any of our therapeutic product discovery and development efforts will be successful; management’s ability to successfully achieve its goals; our ability to raise additional capital to fund our operations on terms acceptable to us; and general economic conditions. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Securities and Exchange Commission on August 2, 2021. Copies of reports filed with the SEC are posted on our website at www.minervaneurosciences.com. The forward-looking statements in this press release are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.